Exhibit 24



                           CONFIRMING STATEMENT





This statement confirms that the undersigned, Stephen P. Kaufman, has authorized and designated Seth H. Hoogasian, Barbara J. Lucas, John A. Piccione, and
Sharon S. Briansky to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U. S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of THERMO FISHER SCIENTIFIC INC. The authority of Seth H. Hoogasian, Barbara J. Lucas,
John A. Piccione, and Sharon S. Briansky under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of THERMO FISHER SCIENTIFIC INC., unless earlier revoked in writing. The undersigned acknowledges that Seth H. Hoogasian, Barbara J. Lucas,
John A. Piccione, and Sharon S. Briansky are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.




Date: July 12, 2007

/S/ STEPHEN P. KAUFMAN
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